Exhibit 10.15

EXECUTION COPY

Barclays Bank PLC
[________]
Facsimile: [________]
Telephone: [________]

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
[________]
Telephone: [________]

May 21, 2015

To:	CalAmp Corp.
[________]
	Attention:	[________]
	Telephone No.:	[________]
	Facsimile No.:	[________]

Re:        Additional Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by CalAmp Corp. (“Company”) to Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (“Agent”), as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”). Dealer is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.   This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement and that the Transaction shall be deemed not to be a Transaction under, or otherwise be governed by, any other existing or deemed ISDA Master Agreement between the parties hereto.

2.   The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	May 21, 2015

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:

Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per share (Exchange symbol “CAMP”)

Number of Warrants:	220,157. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:

USD 39.42

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 19.96, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 563,152.50

Premium Payment Date:	May 27, 2015

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:

Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 80th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of  Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine the prevailing market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	August 15, 2020 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:

For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:

Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method:	Net Share Settlement.

Net Share Settlement:

On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:

For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:

For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CAMP <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement; provided that the parties agree that open market Share repurchases at prevailing market prices shall not be considered a Potential Adjustment Event as long as the number of Shares so repurchased does not exceed 20% of total Shares outstanding (measured as of May 15 of each year) per annum. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:

Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequence of Merger Events:

Merger Event:

Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii)(B) will apply.

	Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:

Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination) for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:

Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) clause (ii) of such Section 12.3(d) shall be deemed deleted, and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material economic effect on the Transaction by reference to the effect of such event on the Hedging Party, assuming that the Dealer maintains a commercially reasonable hedge position (and, if so, adjust the terms of the Transaction accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event or any related Announcement Event, and any such adjustments by the Calculation Agent shall reflect the cumulative economic effect on the Transaction of all related Announcement Events. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable as modified herein.

Announcement Event:

(i) The public announcement by any entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer or (y) the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that, if consummated, would result in a Merger Event or Tender Offer or (iii) any subsequent public announcement by any entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded.

Modified Calculation Agent Adjustment:	If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, Company and the issuer of the Shares shall, prior to the related Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its commercially reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions may apply at Dealer’s commercially reasonable discretion.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, as applicable, the portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0 basis points until May 15, 2020 and 25 basis points thereafter

Hedging Party:

For all applicable Additional Disruption Events, Dealer. Following any determination by the Hedging Party hereunder and a written request by Company, the Hedging Party shall provide to Company by e-mail to the e-mail address provided by Company a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, description of the methodology and any assumptions and basis used in making for such determination), it being understood that the Hedging Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination.

Determining Party:

For all applicable Extraordinary Events, Dealer. Following any determination by the Determining Party hereunder and a written request by Company, the Determining Party shall provide to Company by e-mail to the e-mail address provided by Company a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, description of the methodology and any assumptions and basis used in making for such determination), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination.

	Non-Reliance:	Applicable

	Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

4.

Calculation Agent. Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Company, the Calculation Agent shall provide to Company by e-mail to the e-mail address provided by Company in such request a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination or calculation.

5.	Account Details.

(a)	Account for payments to Company:

[_______]

Account for delivery of Shares from Company:

[_______]

(b)	Account for payments to Dealer:

[_______]

Account for delivery of Shares to Dealer:

[_______]

6.	Offices.

	(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

	(b)	The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party

7.	Notices.

(a)	Address for notices or communications to Company:

CalAmp Corp.
[_______]
	Attention:	Executive Vice President & Chief Financial Officer
	Telephone No.:	[_______]
	Facsimile No.:	[_______]

(b)	Address for notices or communications to Dealer:

Barclays Capital Inc.
[_______]
Attn: [_______]
Tel: [_______]
Fax: [_______]

With a copy to:

Barclays Capital Inc.
[_______]
Attn: [_______]
Tel: [_______]
Fax: [_______]

and

Barclays Bank PLC
[_______]
Tel: [_______]
Fax: [_______]

8.	Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of April 30, 2015, among Company and J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a) Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(g)	Company and each of its affiliates is not, on the date hereof, aware (as interpreted under applicable securities laws) of any material non-public information with respect to Company or the Shares.

(h)	To Company’s knowledge, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are applicable solely as a result of Dealer’s and/or its affiliates’ activities, assets or businesses, other than Dealer’s activities in respect of the Transaction) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares in connection with the Transaction.

	(i)	Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.	Other Provisions.

	(a)	Opinions. Company shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, covering customary matters, and subject to customary assumptions, qualifications and exceptions, in each case reasonably acceptable to Dealer. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

	(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 32.8 million (in the case of the first such notice) or (ii) thereafter more than 2.9 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Company may provide Dealer with advance notice on or prior to any such day to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (which advance notice shall be deemed a Repurchase Notice). Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing or any suit, action, proceeding, claim or demand set forth in the immediately following sentence. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing. Company shall be relieved from liability to the extent that any Indemnified Party fails promptly to notify Company of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Company is materially prejudiced as a result thereof. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer shall promptly notify Company of any transfer or assignment made hereunder. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided that, after a transfer and/or assignment, Company shall not be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Company would have been required to pay Dealer in the absence of such transfer and/or assignment, except to the extent such greater amount results from a Change in Tax Law occurring after the date of such transfer and/or assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants after taking into account such dividend.

(g)	Role of Agent. Each of Dealer and Company acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Company is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Company acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Company. The Agent will furnish to Company upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(h)	Additional Provisions.

	(i)	Amendments to the Equity Definitions:

		(A)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

		(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

	(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

	(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

	(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

	(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)	Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

	(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its wholly owned subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity (or Company becomes aware that such a filing is required but has not been made).

	(B)	Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or assets or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s wholly owned subsidiaries. Notwithstanding the foregoing, any transaction or transactions set forth in this clause (B) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (y) as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ appraisal rights shall not be a fundamental change pursuant to this clause (II).

	(C)	Default by Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10,000,000 (or its foreign currency equivalent) in the aggregate of Company and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured or waived, as the case may be, within 30 days after the occurrence of such acceleration or such failure to pay, as the case may be.

	(D)	A final judgment for the payment of $10,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (II) the date on which all rights to appeal have been extinguished.

	(E)	Dealer, despite using commercially reasonable efforts, is unable or reasonably determines, taking into account advice of counsel, that it is impractical or illegal, to hedge its exposure with respect to the Transaction or any portion thereof (the “Affected Portion”) in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that, notwithstanding the foregoing provisions of this clause (E), Dealer shall treat only the Affected Portion of the Transaction as the Affected Transaction (it being understood that the Affected Portion may be 100%).

(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of Company’s payment obligations to the extent of Dealer’s payment obligations to Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to Company and, for the avoidance of doubt, Company shall fully satisfy such payment obligations notwithstanding any payment obligation to Company by Dealer in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) the Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement. For the avoidance of doubt and notwithstanding anything to the contrary provided in this Section 9(i), in the event of bankruptcy or liquidation of either Company or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

	(i)	If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control, or (iii) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:

One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)

Registration/Private Placement Procedures. If, in the reasonable determination of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, if Dealer notifies Company of the need for registration or private placement procedures set forth in this Section 9(k), then Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. For the avoidance of doubt, these adjustments will only be commercially reasonable in nature (such as to consider, by way of illustration only and not in any way limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares and the ability to maintain a commercially reasonable hedge position in the Shares) and will not impact Company’s unilateral right to settle in Shares.

(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), and obligations to use best efforts to obtain opinions and certificates, and such other documentation, in each case as is customary for private placement agreements of similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or premium to any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder to take into account a commercially reasonable private placement discount. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company of such applicable discount or premium, as the case may be, and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, commercially reasonable underwriting discounts (if applicable), commercially reasonable commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner over a commercially reasonable period of time to sell such Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)	Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer upon request of Dealer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, Company shall upon request of Dealer promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer under the letter agreement dated April 30, 2015 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”), (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 8.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)	Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)	Maximum Share Delivery.

	(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than 440,314 (the “Maximum Number of Shares”) to Dealer in connection with the Transaction.

	(ii)	In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(q)	Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) to the extent Dealer reasonably determines, based on advice of counsel in the case of the immediately following clause (ii), and in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only in the case of a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)	Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.

(v)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)	Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(y)	Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.

(z)	Tax Matters. The parties hereto agree that for the Transaction “Indemnifiable Tax” shall not include (i) any Tax imposed pursuant to Section 1471 or 1472 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) any U.S. federal income Tax imposed as a result of any amount treated as a dividend for U.S. federal income tax purposes (including any amount treated as such as a result of any adjustment to the terms of the Warrant or any delivery obligations under the Warrant), including pursuant to Sections 305 and 871(m) of the Code. For purposes of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Company one duly executed and completed applicable Internal Revenue Service Form W-8 or Form W-9 (or successor thereto).

(aa)	Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Dealer, Hedging Party or Determining Party is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent, Dealer, Hedging Party or Determining Party, as applicable, shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

(bb)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Company, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Company shall be transmitted exclusively through Agent.

(cc)	Transaction Reporting – Consent for Disclosure of Information. Notwithstanding anything to the contrary in this Confirmation or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(i) to the extent required by, or required in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or required in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency having competent jurisdiction over a party hereto (“Reporting Requirements”); or

(ii) to and between the other party’s head office, branches or affiliates; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of the Transaction. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

(dd)	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

	(i)	Dealer is a Portfolio Data Sending Entity and Company is a Portfolio Data Receiving Entity;

	(ii)	Dealer and Company may use a Third Party Service Provider, and each of Dealer and Company consents to such use including the communication of the relevant data in relation to Dealer and Company to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity;

	(iii)	The Local Business Days for such purposes in relation to Dealer are New York, and in relation to Company are New York;

	(iv)	The following are the applicable addresses:

Portfolio Data:	Dealer: [________];

Company:

CalAmp Corp.
[________]
	Attention:	[________]
	Telephone No.:	[________]
	Facsimile No.:	[________]

Notice of discrepancy:	Dealer: [________];

Company:

CalAmp Corp.
[________]
	Attention:	[________]
	Telephone No.:	[________]
	Facsimile No.:	[________]

Dispute Notice:	Dealer: [________];

Company:

CalAmp Corp.
[________]
	Attention:	[________]
	Telephone No.:	[________]
	Facsimile No.:	[________]

(ee)	NFC Representation Protocol. The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. Company confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Company shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

Barclays Capital Inc., acting solely as Agent with the Transaction

By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

CalAmp Corp.

By:
Authorized Signatory
Name: